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                                                                    EXHIBIT 23.1



                        CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of General American Transportation Corporation for the registration of $650 million of Pass Through Certificates and Debt Securities and to the incorporation by reference therein of our report dated January 24, 1995, with respect to the consolidated financial statements and schedules of General American Transportation Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 1994, filed with the Securities and Exchange Commission.


November 30, 1995
Chicago, Illinois




/s/ Ernst & Young LLP